DEBTOR-IN-POSSESSION CREDIT AGREEMENT
dated as of May 24, 2019
among
WHITE EAGLE ASSET PORTFOLIO, LP, as DIP Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO, as Guarantors,

LNV CORPORATION, as DIP Lender,

and

CLMG CORP., as DIP Agent

i

4843-8568-9498v.1

DEBTOR-IN-POSSESSION CREDIT AGREEMENT
This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of May 24, 2019, among WHITE EAGLE ASSET PORTFOLIO, LP, a Delaware limited partnership (the “DIP Borrower”), the Guarantors from time to time party hereto, LNV CORPORATION, a Nevada corporation, as lender (in such capacity, together with its successors and assigns permitted hereunder, the “DIP Lender”), and CLMG CORP., a Texas corporation, as agent (in such capacity, together with its successors and assigns permitted hereunder, the “DIP Agent” and, together with the DIP Lender, the “Lender Parties”).
RECITALS
WHEREAS, LNV Corporation is the sole lender under that certain Second Amended and Restated Loan and Security Agreement, dated as of January 31, 2017 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Prepetition Loan Agreement”) by and among White Eagle Asset Portfolio, LP, as Borrower (in such capacity, the “Prepetition Borrower”), Imperial Finance and Trading, LLC, a Florida limited liability company, as Initial Servicer, Initial Portfolio Manager, and Guarantor, Lamington Road Bermuda, Ltd., a Bermuda company, as Portfolio Manager, LNV Corporation, as Initial Lender (in such capacity, the “Prepetition Lender”), and CLMG Corp., as Administrative Agent (in such capacity, the “Prepetition Agent”);
WHEREAS, to secure the Prepetition Borrower’s obligations under the Prepetition Loan Agreement, the Prepetition Borrower, Lamington Road Designated Activity Company, an Irish designated activity company (“LRDA”), and White Eagle General Partner, LLC, a Delaware limited liability company (“WEGP”) granted to the Prepetition Agent a lien and security interest in substantially all of the Loan Parties’ assets, including the Pledged Policies and the equity interests in the DIP Borrower (together with all other collateral pledged under the Prepetition Loan Agreement and the other Transaction Documents (as defined in the Prepetition Loan Agreement), collectively, the “Prepetition Collateral”);
WHEREAS, WEGP and LRDA are pledgors under that certain Partnership Interest Pledge Agreement, dated as of May 16, 2014 (as amended, amended and restated, supplemented, or otherwise modified, the “Pledge Agreement”), pursuant to which WEGP and LRDA pledged their equity interests in the Prepetition Borrower to the Prepetition Agent to secure the Prepetition Borrower’s obligations under the Prepetition Loan Agreement;
WHEREAS, on November 14, 2018, LRDA and WEGP each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby commencing their chapter 11 cases, which are being jointly administered as Case No. 18-12808 (KG) and causing an Event of Default (as defined in the Prepetition Loan Agreement) under the Prepetition Loan Agreement;

WHEREAS, on December 13, 2018 (the “Petition Date”), the DIP Borrower filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which is being jointly administered with the chapter 11 cases filed by LRDA and WEGP as In re White Eagle Asset Portfolio, LP, et al., Case No. 18-12808 (KG) (the “Chapter 11 Cases”);
WHEREAS, the DIP Borrower has requested that the DIP Lender provide a $15,000,000 debtor-in-possession revolving credit facility to the DIP Borrower (the “DIP Facility”);
WHEREAS, the DIP Lender has agreed to provide the DIP Facility to finance (i) the Loan Parties’ bankruptcy-related fees, costs and expenses (including any fees, costs and expenses related to this Agreement) and (ii) working capital and general corporate purposes, in each case in accordance with the DIP Budget; and
WHEREAS, the DIP Borrower and each Guarantor acknowledge that they each will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the DIP Borrower as provided in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Definitions. In addition to the terms defined above, as used in this Agreement, the following terms have the meanings specified below:
“Account Control Agreement” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Adversary Proceeding” means that certain adversary proceeding commenced in the Bankruptcy Court by the Debtors and Emergent Capital, Inc. against LNV, Silver Point Capital L.P., and GWG Holdings, Inc., Adv. Proc. No. 19-50096 (KG).
“Affiliate” of a Person has the meaning set forth in Section 101(2) of the Bankruptcy Code and also includes any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning as provided in the first paragraph of this Agreement.
“Applicable Rate” means a rate per annum equal to the sum of (a) the greater of (i)(A) LIBOR or, if LIBOR is unavailable, (B) the Base Rate and (ii) 1.50% plus (b) 4.50% per annum.
“Availability Period” means the period commencing on the Closing Date and ending on the Commitment Termination Date.
“Available Cash” means, at any time, the Loan Parties’ aggregate amount of cash on hand that has not already been reserved for, or committed to, the payment of accrued obligations under the DIP Budget.
“Bankruptcy Code” has the meaning as provided in the recitals to this Agreement.
“Bankruptcy Court” has the meaning as provided in the recitals to this Agreement.
“Base Rate” means, for any date of determination, the sum of (a) the Federal Funds Rate on such date plus (b) 0.5%.
“Blocked Person” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Breach Order” has the meaning as provided in Section 6.
“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York, Dallas, Texas, or Las Vegas, Nevada a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code.
“Cash Collateral Order” means the Final Order (A) Authorizing the Use of Cash Collateral, (B) Providing Adequate Protection, and (C) Modifying the Automatic Stay Docket No. 81.
“Change in Control” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Chapter 11 Cases” has the meaning as provided in the recitals to this Agreement.
“CLMG” means CLMG Corp., a Texas corporation.
“Closing Date” means the first date on which the conditions precedent in Section 4(a) below have been met.
“Commitment” means the commitment of the DIP Lender to make DIP Loans in an aggregate principal amount of up to $15,000,000, as the same may be reduced from time to time or terminated pursuant to Section 2(f) or 2(g).
“Commitment Termination Date” means the earliest to occur of (a) the date on which the DIP Borrower voluntarily terminates in full the Commitment pursuant to Section 2(f), (b) the date on which the Commitment is terminated pursuant to Section 6, and (c) the Maturity Date.
“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.
“Collection Account” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Collections” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means a rate per annum equal to the sum of (a) the greater of (i)(A) LIBOR or, if LIBOR is unavailable, (B) the Base Rate and (ii) 1.50% plus (b) 6.50% per annum.
“DIP Agent” has the meaning as provided in the first paragraph of this Agreement.
“DIP Borrower” has the meaning as provided in the first paragraph of this Agreement.
“DIP Budget” has the meaning provided in the DIP Order.
“DIP Collateral” means all assets and property of each Loan Party, now owned or hereafter acquired (including the DIP Borrower’s portfolio of life settlement policies, the Guarantors’ respective equity interests in the DIP Borrower, and all causes of action and proceeds thereof), which are subject to the Liens granted by such Loan Party (or intended to be subject to Liens granted by such Loan Party) pursuant to the DIP Order, and shall include all “DIP Collateral” as such term is defined in the DIP Order, subject, in each case, to a carve-out for U.S. Trustee and estate professional fees and expenses in the amount set forth in the DIP Order.
“DIP Facility” has the meaning as provided in the recitals to this Agreement.
“DIP Lender” has the meaning as provided in the first paragraph of this Agreement.
“DIP Liens” has the meaning as provided in Section 2(i).
“DIP Loan Documents” means this Agreement, the DIP Order, the DIP Budget, and each other document delivered to the DIP Lender or the DIP Agent in connection with this Agreement and/or the credit extended hereunder, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.
“DIP Order” means a final order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Rule 4001(c)(2) of the Federal Rules of Bankruptcy Procedure, authorizing and approving the DIP Facility and the terms of this Agreement and the other DIP Loan Documents and the Loan Parties’ use of Cash Collateral, in form and substance acceptable to the DIP Lender in its reasonable discretion, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time with the express consent of the DIP Lender, as to which no stay has been entered and which has not been reversed, vacated or overturned, and from which no appeal or motion to reconsider has been timely filed or, if timely filed, such appeal or motion to reconsider has been dismissed or denied unless the DIP Lender waives such requirement in writing.
“Disclosure Statement” means the Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization, which the Loan Parties filed or will file with the Bankruptcy Court on or about May 24, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Disclosure Statement Order” means an order of the Bankruptcy Court in form and substance satisfactory to the DIP Lender and the DIP Borrower approving the Disclosure Statement.
“Dismissal Order” means an order of the Bankruptcy Court dismissing the Adversary Proceeding.
“Disposition” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback transaction) of the Loan Parties (in each case, other than qualified capital stock of the DIP Borrower) or (b) the issuance or sale of capital stock of any Loan Party, whether in a single transaction or a series of related transactions.
“Dollars” or “U.S. Dollars” and the sign “$” mean the lawful currency of the United States of America.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., as amended from time to time and the regulations promulgated thereunder.
“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Event of Default” has the meaning provided in Section 6.
“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one hundredth of one percent (1/100 of 1%)) equal to (a) the weighted average of the rates on overnight federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York (the “NYFRB”) shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate plus (b) 0.75%, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day plus 0.75%; and (ii) if no such rate is so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by the DIP Agent from three Federal funds brokers of recognized standing selected by it plus 0.75%.
“Fee Letter” has the meaning assigned to that term in the Prepetition Loan Agreement.
“GAAP” means United States generally acceptable accounting principles applied on a consistent basis.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional, county, municipal or local, and any agency, authority, instrumentality, regulatory body, ministry, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning as provided in Section 9(a).
“Guarantors” means, together, WEGP and LRDA.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured and (h) all indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.
“Insured” means a natural person who is named as the insured on a Pledged Policy.
“Interest Payment Date” with respect to any DIP Loan, means the first Business Day of each calendar month occurring after the initial funding of such DIP Loan, and each subsequent calendar month thereafter.
“Interest Period” means with respect to each DIP Loan and each Interest Payment Date, (i) the period from and including the date such DIP Loan is funded, to but excluding the immediately succeeding Interest Payment Date, and, thereafter, (ii) the period from and including the most recent preceding Interest Payment Date to but excluding the succeeding Interest Payment Date; provided, however, that for the last Interest Period that commences before the Maturity Date and so would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on and include the Maturity Date.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan, time deposit or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a guarantee of any obligation of, or any purchase or acquisition of shares or other equity interests, indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP, as applicable; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.
“Lender Parties” has the meaning as provided in the first paragraph of this Agreement.
“LIBOR” means, for any Interest Period in respect of a DIP Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100 of 1%)) equal to the London interbank offered rate administered by ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits in U.S. Dollars displayed on the ICE LIBOR USD page (“ICE LIBOR”) as published by Bloomberg (or other commercially available source providing quotations of ICE LIBOR), as designated by the DIP Agent from time to time, at approximately 11:00 A.M. (London time) on the Rate Calculation Date for such Interest Period, as the London interbank offered rate for deposits in Dollars with a maturity corresponding to the applicable LIBOR Period, by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period, as applicable. If at any time the DIP Agent reasonably determines that (i) adequate and reasonable means do not exist for ascertaining LIBOR and such circumstances are unlikely to be temporary or (ii) such circumstances have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the DIP Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then LIBOR shall mean the rate per annum equal to the highest of (a) the “Prime Rate” as reported by the Wall Street Journal in effect on such day less one percent (1.00%) and (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).
“LIBOR Period” means, for any Interest Period in respect of a DIP Loan, a period of one month.
“LIBOR Reserve Percentage” means, for any Interest Period in respect of a DIP Loan, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on DIP Loans is determined) having a term equal to such Interest Period.
“Lien” means, with respect to any assets or property, (a) any mortgage, deed of trust, trust, deemed trust (statutory or otherwise), lien (statutory or otherwise), pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such assets or property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“LNV” means LNV Corporation, a Nevada corporation.
“Loan Party” or “Loan Parties” shall mean the DIP Borrower and each Guarantor.
“LRDA” has the meaning as provided in the recitals to this Agreement.
“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of any of the Loan Parties (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Cases); (b) a material impairment of the rights and remedies of the DIP Lender under any DIP Loan Document, or of the ability of any Loan Party to perform its obligations under any DIP Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any DIP Loan Document to which any of them is a party, other than in accordance with its terms.
“Maturity Date” means earliest to occur of: (a) 12:00 noon (New York time) on December 30, 2019 and (b) the date of acceleration of the DIP Loans or termination of the Commitment by the DIP Agent following an Event of Default (or such later date as the DIP Lender may approve in writing in its sole discretion).

“Milestones” has the meaning provided in Section 5(c).
“Notice of Borrowing” has the meaning provided in Section 2(b).
“Obligations” means all obligations of every nature of the DIP Borrower and each other Loan Party under the DIP Loan Documents, including, without limitation, any liability of such Loan Party on any claim, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any DIP Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the DIP Lender, in its sole discretion, may elect to pay or advance on behalf of any Loan Party.
“Outside Plan Consummation Date” means December 30, 2019 (or such later date as determined by the DIP Lender in its sole discretion).
“Outside Plan Effective Date” means June 22, 2019 (or such later date as agreed to in writing by the DIP Lender in its sole discretion).
“PATRIOT Act” has the meaning provided in Section 8(l).
“Payment Account” has the meaning assigned to that term in the Prepetition Loan Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” means: (a) Indebtedness under this Agreement and (b) Indebtedness under the Prepetition Loan Agreement.

“Permitted Investments” means (a) any Investment existing on the date hereof and (b) subject to the DIP Budget, Investments by any Loan Party in another Loan Party.

“Permitted Lien” means (a) the DIP Liens, (b) the Liens securing the Prepetition Loan Agreement, (c) adequate protection liens granted to the Prepetition Lender Parties pursuant to the DIP Order and Cash Collateral Order, and (d) other valid, perfected, enforceable and non-avoidable Liens outstanding on the date hereof.

“Permitted Variances” means actual amounts of expenditures made by the Loan Parties that vary from the applicable DIP Budget to the extent permitted in the DIP Order.
“Person” means (i) any person, individual, corporation, company, partnership, joint venture, firm, limited liability company, joint stock company, estate, business trust, unincorporated organization, trust or association, (ii) the U.S. Trustee, (iii) any Governmental Authority or any political subdivision thereof, or (iv) any other entity.
“Petition Date” has the meaning as provided in the recitals to this Agreement.
“Plan” means the Debtors’ Amended Joint Chapter 11 Plan of Reorganization, which the Loan Parties filed or will file with the Bankruptcy Court on or about May 24, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Pledge Agreement” has the meaning as provided in the recitals to this Agreement.
“Pledged Policies” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Portfolio Management Agreement” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Premium” means with respect to any Pledged Policy, any past due premium with respect thereto, or any scheduled premium.
“Prepetition Agent” has the meaning as provided in the recitals to this Agreement.
“Prepetition Collateral” has the meaning as provided in the recitals to this Agreement.
“Prepetition Lender” has the meaning as provided in the recitals to this Agreement.
“Prepetition Lender Parties” means the Prepetition Agent and the Prepetition Lender.
“Prepetition Loan Agreement” has the meaning as provided in the recitals to this Agreement.
“Publicly Traded Company” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Rate Calculation Date” for any Interest Period, means the last Business Day of the preceding Interest Period.
“Requirements of Law” means, with respect to any Person, any and all requirements of any Governmental Authority applicable to such Person having the force of law, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Persons thereof).
“Sale Process” means the sale of the Prepetition Collateral on the terms set forth in the Settlement Agreement and the Settlement Order.
“Securities Intermediary” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Servicer” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Servicer Termination Event” means an event or circumstance with respect to the Servicer, which would cause the termination of the Servicing Agreement, in accordance with the terms thereof.
“Servicing Agreement” has the meaning assigned to that term in the Prepetition Loan Agreement.
“Settlement Agreement” means the Settlement Agreement, dated on or about May 24, 2019, by and among LNV, CLMG, the DIP Borrower, LRDA, WEGP, Emergent Capital, Inc., Imperial Finance and Trading LLC, Lamington Road Bermuda, LTD, OLIPP IV, LLC, and Markley Asset Portfolio LLC, which the Loan Parties filed or will file with the Bankruptcy Court on or about May 24, 2019.
“Settlement Order” means an order of the Bankruptcy Court in form and substance acceptable to the DIP Lender and the DIP Borrower approving the Settlement Agreement.
“Taxes” has the meaning provided in Section 8(c).
“U.S. Trustee” means the Office of the United States trustee.
“Unused Commitment” means, at any time, the DIP Lender’s Commitment at such time minus the aggregate principal amount of all DIP Loans made by the DIP Lender and outstanding at such time.
“WEGP” has the meaning as provided in the recitals to this Agreement.
“Withholding Taxes” has the meaning provided in Section 8(c).
Section 2.    The Commitment and Credit Extension.
(a)    Commitment and Borrowing. Subject to the terms and conditions set forth herein and in the DIP Order, the DIP Lender agrees to make loans (each a “DIP Loan” and, collectively, the “DIP Loans”) to the DIP Borrower during the Availability Period in an aggregate principal amount not to exceed the lesser of (i) the Unused Commitment on the date of funding of such DIP Loan and (ii) $15,000,000 minus the amount (if any) of Available Cash in excess of $3,000,000 on the date of funding of such DIP Loan. The DIP Loans shall be incurred pursuant to one or more borrowings; provided that, each such DIP Loan (x) shall be denominated in U.S. Dollars and (y) shall be in an aggregate principal amount that is (I) an integral multiple of $100,000 and not less than $500,000 or (II) if less, equal to the Unused Commitment minus the amount (if any) of Available Cash in excess of $3,000,000 on the date of funding of such DIP Loan. Amounts repaid under the DIP Facility may be reborrowed pursuant to the terms of this Section 2.
(b)    Notice of Borrowing. Whenever the DIP Borrower desires to incur DIP Loans hereunder, the DIP Borrower shall give the DIP Lender written notice of such DIP Loans, not later than 11:00 a.m., New York City time (or such later time as may be acceptable to the DIP Lender in its sole discretion), five (5) Business Days (or such shorter period as agreed by the DIP Lender in its sole discretion) before the date of the proposed funding of such DIP Loan. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable and shall specify the following information: (i) the date of funding of such DIP Loan, which shall be a Business Day during the Availability Period, (ii) the aggregate principal amount of such DIP Loan, and (iii) a statement certified by an authorized officer of the DIP Borrower that the conditions set forth in Section 4(a) or (b), as applicable, will be satisfied or waived as of the date the requested DIP Loan is made. The DIP Borrower shall indemnify the DIP Lender against any loss, cost or expense incurred by the DIP Lender as a result of any failure to fulfill on or before the funding date in respect of such DIP Loan specified in such Notice of Borrowing the conditions set forth in Section 4(a) or (b), as applicable, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the DIP Lender to fund the DIP Loan to be made by the DIP Lender as part of such DIP Loan when such DIP Loan, as a result of such failure, is not made on such date.
(c)    Disbursement of Funds. Subject to the terms and conditions set forth herein and in the DIP Order, including satisfaction of the conditions precedent set forth in Sections 4(a) or (b), as applicable, no later than 4:00 p.m., Las Vegas, Nevada time on the date specified in each Notice of Borrowing, the DIP Lender shall credit the Payment Account with the aggregate proceeds of the DIP Loan requested pursuant to the applicable Notice of Borrowing to be made on such date.
(d)    Maturity Date. The aggregate principal amount of the DIP Loans outstanding on the Maturity Date, together with all accrued and unpaid interest thereon, shall become due and payable in full on the Maturity Date.
(e)    Interest.

(i)
Interest Rate. Each DIP Loan shall bear interest on the outstanding principal amount thereof from the applicable date of funding of such DIP Loan at a rate per annum equal to the Applicable Rate. Interest accruing on each DIP Loan shall be due and paid-in-kind in arrears by being added to the principal balance of the DIP Loans on each Interest Payment Date and on the Maturity Date. Interest on the DIP Loans shall also be payable as otherwise set forth in Section 2(f) below.

(ii)
Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then interest shall accrue on the aggregate outstanding principal amount of all DIP Loans, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by law, from the date of the event or circumstance (disregarding any provisions regarding notice or passage of time) until, in each case, such event or condition has been cured. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

(iii)	All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(f)    Optional Prepayments and Commitment Reductions. The DIP Borrower may voluntarily reduce the Unused Commitment and/or repay the DIP Loans at any time without premium or penalty upon at least five (5) Business Days’ prior written notice (or such shorter period as agreed by the DIP Lender in its sole discretion), which notice shall specify the amount of such prepayment; provided that each such reduction or prepayment shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as agreed to by the DIP Lender in its sole discretion). Any prepayment of DIP Loans shall be accompanied by all accrued and unpaid interest on the amount of such repaid DIP Loans.
(g)    Termination of Commitment. The Commitment shall terminate in its entirety on the Maturity Date.
(h)    Mandatory Prepayments. Anything contained in this Agreement to the contrary notwithstanding, (i) in no event shall the aggregate outstanding principal amount of the DIP Loans on any Interest Payment Date exceed $15,000,000 minus the amount (if any) of Available Cash in excess of $3,000,000 on such Interest Payment Date and (ii) the DIP Borrower agrees to immediately prepay the DIP Loans in the amounts and at the times as may be necessary to comply with the foregoing clause (i).
(i)    Security. Subject in each case to the entry and the terms of the DIP Order and the terms of the DIP Loan Documents, the DIP Facility and the Obligations shall be entitled to superpriority administrative claim status pursuant to Section 364(c)(1) of the Bankruptcy Code in respect of each of the Loan Parties, and the Obligations shall be and hereby are secured by valid, enforceable and non-avoidable first priority priming Liens in and to the DIP Collateral (any and all such charges, liens and security interests contemplated by the foregoing, collectively, the “DIP Liens”), which DIP Liens shall be automatically perfected upon the entry of the DIP Order without the need for any further action by the DIP Lender or the DIP Borrower, including the filing of any financing statements or the recording of any mortgages. Such DIP Liens shall be granted pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code (subject to any Permitted Liens).
Section 3.    Representations and Warranties. Each Loan Party represents and warrants that:
(a)    Each Loan Party and each of its subsidiaries is duly organized and validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization.
(b)    Subject to the granting of the DIP Order, the transactions contemplated by this Agreement and the other DIP Loan Documents (i) are within the power of the DIP Borrower and the other Loan Parties, (ii) have been duly authorized by all necessary corporate and, if required, shareholder approval by the DIP Borrower and each Loan Party, (iii) constitute legal, valid and binding obligations of the DIP Borrower and each other Loan Party, and (iv) do not require the consent or approval of, or any other action by, any Governmental Authority.
(c)    This Agreement and the other DIP Loan Documents have been duly executed and delivered by or on behalf of the DIP Borrower and the other Loan Parties.
(d)    The business operations of the DIP Borrower and the other Loan Parties have been and will continue to be conducted in material compliance with all laws of each jurisdiction in which business has been or is being carried on.
(e)    The DIP Borrower and the other Loan Parties have obtained all material licenses and permits required for the operation of their businesses, which licenses and permits remain in full force and effect. No proceedings have been commenced or threatened to revoke or amend any of such licenses or permits.
(f)    All written factual information (taken as a whole) provided by or on behalf of the DIP Borrower and the other Loan Parties to LNV, in its capacity as DIP Lender or otherwise, or CLMG, in its capacity as DIP Agent or otherwise, for the purposes of or in connection with this Agreement, the Settlement Agreement, the Settlement Order, or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.
(g)    All proceeds of the DIP Loans shall be used only for bankruptcy-related fees, costs, and expenses (including any fees, costs, and expenses related to the DIP Facility) and working capital and other general corporate purposes of the Loan Parties, in each case in accordance with, and subject to the limitations set forth in, the DIP Budget and the DIP Order.
(h)    No part of any DIP Loan or the proceeds thereof will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any DIP Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(i)    Neither the execution, delivery or performance by any Loan Party of this Agreement or any other DIP Loan Document, nor compliance by it with the terms and provisions hereof or thereof, (i) will contravene any provision of any Requirement of Law or any order, writ, injunction or decree of any court or Governmental Authority, subject to entry of the DIP Order, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the DIP Order) upon any of the property or assets of any Loan Party or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Loan Party or any of its subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (other than as permitted by the DIP Order), or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Loan Party or any of its subsidiaries.
(j)    Upon entry of the DIP Order, the DIP Order creates in favor of the DIP Agent for the benefit of the DIP Lender, a legal, valid and enforceable fully perfected security interest in and Lien on all right, title and interest of the Loan Parties in the DIP Collateral with the priority described in the DIP Order. No filings or recordings are required in order to perfect the security interests created under the DIP Order.
(k)    No Loan Party is, or is required to be registered as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(l)    LRDA is the legal and beneficial owner of 99.9% of the issued and outstanding stock or other equity interests of the DIP Borrower and WEGP is the legal and beneficial owner of 0.1% of the issued and outstanding stock or other equity interests of the DIP Borrower and no one other than LRDA or WEGP owns any other equity interests in the DIP Borrower.
(m)    The Loan Parties are the sole owners of the DIP Collateral, which is not subject to any liens or encumbrances other than Permitted Liens.
Section 4.    Conditions Precedent:
(a)    Closing Date Conditions Precedent. The occurrence of the Closing Date and, if applicable, the funding of any initial DIP Loans on the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

(i)	There shall have been delivered to the DIP Agent a counterpart of this Agreement executed by each of the Loan Parties.

(ii)
The Bankruptcy Court shall have entered the DIP Order in form and substance satisfactory to the DIP Lender authorizing and approving, among other things, the DIP Facility and the granting of the DIP Liens with the priority contemplated therein.

(iii)
The DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified in each case without the prior written consent of the DIP Lender.

(iv)	The DIP Agent shall have received an initial DIP Budget, in form and substance satisfactory to the DIP Lender, including as to all assumptions.

(v)	No Default or Event of Default shall exist at the time of, or after giving effect to, the making of any DIP Loans on the Closing Date.

(vi)
The representations and warranties of the DIP Borrower and each other Loan Party set forth in each DIP Loan Document shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) immediately prior to, and after giving effect to, the making of any DIP Loans on the Closing Date.

(vii)	The DIP Agent shall have received all such agreements, instruments, approvals, and other documents, each satisfactory to the DIP Lender in form and substance, as the DIP Lender may reasonably request.

(viii)	The making of any DIP Loans on the Closing Date shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(ix)	In respect of any DIP Loan to be funded on the Closing Date, the DIP Borrower shall have delivered a duly completed and irrevocable Notice of Borrowing pursuant to Section 2(b).

(x)
The Bankruptcy Court shall have entered the Settlement Order and the Settlement Order shall remain in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified, in each case without the prior written consent of the DIP Lender.

(xi)
The Bankruptcy Court shall have entered the Disclosure Statement Order and the Disclosure Statement Order shall remain in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified, in each case without the prior written consent of the DIP Lender.

(xii)	The Bankruptcy Court shall have entered an order setting a hearing with respect to confirmation of the Plan by June 21, 2019.

(xiii)
The Bankruptcy Court shall have entered the Dismissal Order and such the Dismissal Order shall remain in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified, in each case without the prior written consent of the DIP Lender.

(xiv)
The Loan Parties shall be in compliance with the terms of the Settlement Agreement and the DIP Order, the Disclosure Statement Order, the Settlement Order and any other orders issued in the Chapter 11 Cases.

(b)    Conditions Precedent to Each DIP Loan After the Closing Date. The funding of DIP Loans on each date after the Closing Date shall be subject to the satisfaction of the following conditions precedent:

(i)
The DIP Order, the Settlement Order, the Disclosure Statement Order and the Dismissal Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified in each case without the prior written consent of the DIP Lender and the DIP Borrower.

(ii)
On and after its entry by the Bankruptcy Court, the Confirmation Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified in each case without the prior written consent of the DIP Lender.

(iii)	No Default or Event of Default shall exist at the time of, or after giving effect to, the making of such DIP Loans.

(iv)
The representations and warranties of the DIP Borrower and each other Loan Party set forth in the DIP Loan Documents shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) immediately prior to, and after giving effect to, the making of such DIP Loans.

(v)	The DIP Agent shall have received all such agreements, instruments, approvals, and other documents, each satisfactory to the DIP Lender in form and substance, as the DIP Lender may request.

(vi)	The making of such DIP Loans shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(vii)	The DIP Borrower shall have delivered a duly completed and irrevocable Notice of Borrowing pursuant to Section 2(b).

(viii)
The Loan Parties shall be in compliance with the terms of the Settlement Agreement and the DIP Order, the Disclosure Statement Order, the Settlement Order and any other orders issued in the Chapter 11 Cases.

(ix)
The Plan has not been withdrawn and no other action has been taken by any Loan Party or any of its Affiliates in the Chapter 11 Cases that would reasonably be expected to frustrate (A) the effectiveness of the Plan by the Outside Plan Effective Date or (B) the consummation of the Plan by the Outside Plan Consummation Date.

Section 5.    Affirmative Covenants. On and after the effective date of this Agreement and until the date that the Commitment hereunder has terminated and the principal of, and interest on, each of the DIP Loans and all fess, expenses and other amounts payable under any DIP Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash:
(a)    Financial Reporting Requirements. The DIP Borrower shall provide to the DIP Lender and the DIP Agent by the Friday of each week (commencing with the first week after the Closing Date), (i) a reconciliation of actual receipts and disbursements, cash receipts, cash balance and loan balance against such figures set forth in the DIP Budget for (A) the one-week period which ended on the immediately preceding Friday and (B) the four-week period which ended on the immediately preceding Friday, in each case, with written explanations of material variances and (ii) such other information or documents (financial or otherwise) with respect to the Loan Parties and their respective Affiliates as the DIP Lender may reasonably request.
(b)    DIP Budget and Variances. Subject to the Permitted Variances and the terms of the DIP Order, the expenditures authorized in the DIP Budget shall be adhered to on a 4-week basis and on a cumulative basis as described below, it being understood and agreed that actual amounts of the Loan Parties’ expenditures in the aggregate may not vary from the applicable DIP Budget period by more than the Permitted Variances; provided that any use by the Loan Parties of Cash Collateral or the cash proceeds of Prepetition Collateral (as defined in the DIP Order) shall be taken account in connection with measuring compliance with the DIP Budget (including the Permitted Variances). The DIP Budget shall govern the Loan Parties’ use of any Cash Collateral, whether the proceeds of DIP Loans or otherwise.
(c)    Milestones. Each Loan Party hereby covenants and agrees to comply with the following milestones (the “Milestones”), unless otherwise agreed to in writing by the DIP Lender:

(i)	the Confirmation Order shall have been entered by June 21, 2019, and such order shall not have been reversed, modified, amended, stayed or vacated; and

(ii)	the Plan shall have become effective and binding on all parties in interest in the Chapter 11 Cases by the Outside Plan Effective Date.
(d)    Other Affirmative Covenants. Each Loan Party hereby covenants and agrees, on and after the effective date of this Agreement and until the date that the Commitment hereunder has terminated and the principal of and interest on each DIP Loan and all fees, expenses and other amounts payable under any DIP Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash:

(i)	to keep the DIP Lender and the DIP Agent apprised on a timely basis of all material developments with respect to the business and affairs of the Loan Parties and their respective subsidiaries;

(ii)
to seek the DIP Lender’s approval of any order in the Chapter 11 Cases that affects this Agreement, the DIP Facility, any other related DIP Loan Documents, the Plan, the Settlement Agreement or the Settlement Order and only seek to obtain such orders as are in form and substance satisfactory to the DIP Lender, acting reasonably;

(iii)	to comply with all court orders and all activities and use all the proceeds of the DIP Facility in a manner consistent with the restrictions set forth in this Agreement and the DIP Order;

(iv)	to promptly notify the DIP Lender and the DIP Agent of (and, in any event, no later than 2 days after) the occurrence of any Default or Event of Default;

(v)	to maintain the insurance in existence on the date hereof, with respect to the DIP Collateral;

(vi)	to comply in all material respects with all applicable laws, rules and regulations applicable to their businesses, including, without limitation, environmental laws;

(vii)
to, and cause each of their respective subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii)
to, and cause each of its subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents;

(ix)	to use the proceeds of the DIP Loans only as provided in Section 3(g);

(x)
to promptly execute and deliver all further instruments and documents (including, without limitation, certificates, declarations, affidavits, reports and opinions) and take all further action that may be reasonably necessary, or that the DIP Lender or the DIP Agent may reasonably require, to give effect to this Agreement, perfect and protect any DIP Lien or to enable the DIP Lender to exercise and enforce its rights and remedies with respect to the DIP Collateral, subject to the terms and conditions set forth in the DIP Order;

(xi)	to maintain detailed and accurate accounting and records of proceeds of the DIP Loans; and

(xii)
to continue to operate its businesses in the ordinary course (subject to the terms of this Agreement, the Settlement Agreement and the Settlement Order) including (A) maintaining and implementing administrative and operating procedures (including an ability to recreate the documents relating to the DIP Collateral in the event of the destruction thereof) and keeping and maintaining all records and other information, reasonably necessary or reasonably advisable for the collection of proceeds of the Pledged Policies, (B) maintaining its existing bank accounts and not closing any bank accounts or creating any new bank accounts without the consent of the Lender Parties, acting reasonably, (C) maintaining its existing cash management system, (D) maintaining its registered office in the jurisdiction indicated in the notice provisions of the DIP Loan Documents to which it is party and not changing its name, the name under or by which it conducts its business, its organizational identification number, its jurisdiction of formation or organization, its type of organization or other legal structure or its chief executive office, and not permitting the documents and books in its possession or under its control evidencing the DIP Collateral to be moved, (E) using commercially reasonable efforts to cause each Insured with respect to a Pledged Policy to consent to the release and delivery of his or her current and historical medical information and death certificate, (F) timely enforcing its rights and obligations under the Servicing Agreement and the Portfolio Management Agreement, (G) not acquiring any new life insurance policies, (H) not changing its accounting practices, policies, or treatment except to the extent required by applicable law, changes in GAAP or requirements of its independent accounts, (I) not becoming an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, by virtue of an exemption other than pursuant to Section 3(c)(l) or Section 3(c)(7) thereof, (J) not becoming a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended, (K) maintaining its insurance in existence on the date hereof with respect to the DIP Collateral, (L) not amending or otherwise proposing to amend any of its organizational documents except as expressly required by the Settlement Agreement and the Settlement Order, (M) paying or causing to be paid all Premiums due on the Pledged Policies and keeping all of the Pledged Policies in full force and effect and not in a state of grace or lapse unless otherwise agreed to by the Lender Parties in their sole and absolute discretion, and (N) in respect of LRDA only, taking all actions necessary to continue to be a resident of Ireland within the meaning of the double tax treaty between Ireland and the United States with respect to taxes on income and capital gains and continuing to qualify for the benefits of that treaty with respect to income from sources within the United States.

(e)    Negative Covenants. Each Loan Party hereby covenants and agrees, on and after the effective date of this Agreement and until the date that the Commitment hereunder has terminated and the principal of and interest on each DIP Loan and all fees, expenses and other amounts payable under any DIP Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash, each Loan Party will not, and will not permit any of its subsidiaries to:

(i)	make any Disposition without the prior written consent of the DIP Lender except in accordance with the terms of the Settlement Agreement and the Settlement Order;

(ii)	repudiate, terminate or disclaim any material contract without the prior written consent of the DIP Lender;

(iii)
make any payment, prepayment, purchase or defeasance prohibited by the DIP Order or any other DIP Loan Document, in each case other than as set forth in the Settlement Agreement, the Settlement Order or the DIP Budget or as may otherwise be consented to in writing by the DIP Lender;

(iv)	create, assume, incur or suffer to exist any Indebtedness other than Permitted Indebtedness without the prior written consent of the DIP Lender;

(v)	create, incur, assume or suffer to exist any Liens on any of its properties or assets other than Permitted Liens without the prior written consent of the DIP Lender;

(vi)
increase any termination or severance entitlement whatsoever or pay any termination or severance pay to executives of any Loan Party or subsidiary, each without the prior written consent of the DIP Lender;

(vii)
change its name, its fiscal year, amalgamate, consolidate with or merge into, dispose of all or substantially all of its assets, or enter into any similar transaction with any other entity without the prior written consent of the DIP Lender;

(viii)
take any action that would reasonably be expected to frustrate (A) the effectiveness of the Plan by the Outside Plan Effective Date or (B) the consummation of the Plan by the Outside Plan Consummation Date, in each case, including, without limitation, withdrawing the Plan or filing any other plan in the Chapter 11 Cases without the prior written consent of the DIP Lender;

(ix)
make a public announcement in respect of, enter into any agreement or letter of intent with respect to, attempt to consummate or support any third party’s attempt to consummate any transaction or agreement that would adversely impact the DIP Facility, the Settlement Agreement or the Settlement Order or consummation of the Plan;

(x)	make or hold any Investment other than Permitted Investments without the prior written consent of the DIP Lender;

(xi)	declare or make, directly or indirectly, any Restricted Payment except as set forth in the DIP Budget without the prior written consent of the DIP Lender;

(xii)	engage in any business other than the businesses engaged in by the DIP Borrower and the other Loan Parties on the date hereof without the written consent of the DIP Lender;

(xiii)
enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to the such Loan Party or subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate;

(xiv)
enter into after the date hereof or allow to exist any contractual obligations (other than this Agreement) that limit the ability of any Loan Party to create, incur, answer or suffer to exist Liens on property or assets of such Person in favor of the DIP Agent for the benefit of the DIP Lender with respect to the DIP Facility and the obligations hereunder;

(xv)
at any time, seek or consent to any reversal, modification, amendments, stay or vacation of (A) the Disclosure Statement Order, (B) the DIP Order, (C) the Settlement Order, (D) the Dismissal Order, or (E) the Confirmation Order, in each case, without the prior written consent of the DIP Lender;

(xvi)
at any time, seek or consent to a priority for any administrative expense against the Loan Parties (now existing or hereafter arising) of any kind or nature whatsoever (including, without limitation, any administrative expenses of the kind specified in, or ordered under, Sections 105(a), 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code) equal to or superior to the priority of the DIP Lender in respect of the Obligations except as expressly permitted in the DIP Order;

(xvii)	seek or consent to a sale of any of the DIP Collateral except in accordance with the terms of the Settlement Agreement and the Settlement Order; or

(xviii)
to (A) divide into two or more Persons pursuant to a “plan of division” or similar method, or (B) create, or reorganize into, one or more Persons, in each case, as contemplated under the laws of any jurisdiction.

Section 1.    Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Bankruptcy Court, the occurrence of any one or more of the following events, regardless of the reason therefore, shall constitute an “Event of Default” hereunder:
(a)    the failure of the DIP Borrower to pay any principal when due, whether at stated maturity, by acceleration, by required prepayment or otherwise, or shall fail to pay any other amount payable hereunder within three (3) Business Days of the date when due;
(b)    any representation, warranty or statement made or deemed made by any Loan Party herein or in any other DIP Loan Document or other document related hereto or thereto or in any certificate delivered to the DIP Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) on the date as of which made or deemed made;
(c)    the Loan Parties or any of their respective subsidiaries fail to perform or observe any term, covenant or agreement contained in Sections 5(c), 5(d)(iii), 5(d)(ix) or 5(e) hereof;
(d)    the Loan Parties or any of their respective subsidiaries fail to perform or observe any other provision of any DIP Loan Document (other than those set forth in clauses 6(a), (b) or (c) above) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the date on which such default shall first become known to any officer of the DIP Borrower or any other Loan Party or (ii) the date on which written notice thereof is given to the defaulting party by the DIP Lender or the DIP Agent;
(e)    the Bankruptcy Court shall have entered an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;
(f)    [reserved];
(g)    any Loan Party, or any of their Affiliates, takes any action that would reasonably be expected to frustrate (A) the effectiveness of the Plan by the Outside Plan Effective Date or (B) the consummation of the Plan by the Outside Plan Consummation Date, in each case, including, without limitation, withdrawing the Plan or filing any other plan in the Chapter 11 Cases without the prior written consent of the DIP Lender;
(h)    any debtor-in-possession financing is entered into by any Loan Party other than the DIP Facility or any Loan Party seeks authorization from the Bankruptcy Court to enter into such facility without the prior written consent of the DIP Lender;
(i)    entry of any order by the Bankruptcy Court reversing, amending, supplementing, staying for a period of ten (10) days or more, vacating or otherwise amending, supplementing or modifying the DIP Order, the Settlement Order, the Disclosure Statement Order, the Dismissal Order or the Confirmation Order without the prior written consent of the DIP Lender;
(j)    payment by any Loan Party of prepetition debt (other than as approved by the Bankruptcy Court and as otherwise contemplated by the DIP Budget, this Agreement, the DIP Order, or with the prior written consent of the DIP Lender);
(k)    the DIP Order shall cease to create valid and perfected Liens on the DIP Collateral with the priority set forth therein or otherwise cease to be valid and binding and in full force and effect;
(l)    the appointment by the Bankruptcy Court of a receiver and manager, receiver, interim receiver, trustee in bankruptcy or similar official in respect of any of the Loan Parties, except as provided in the Settlement Agreement and the Settlement Order;
(m)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code pertaining to the DIP Collateral to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed or lieu of foreclosing or the like) on any assets of the Loan Parties which would frustrate the consummation of the Plan or (ii) permit other actions that would have a Material Adverse Effect;
(n)    the filing of any motion by any Loan Party or any of their Affiliates seeking relief from the automatic stay without the prior written consent of the DIP Lender (such consent not to be unreasonably withheld);
(o)    one or more judgments, orders or decrees for the payment of money required to be satisfied as an administrative expense claim in the Chapter 11 Cases shall be allowed by the Bankruptcy Court in an aggregate amount (to the extent not paid or covered by insurance) that is reasonably expected to have a Material Adverse Effect;
(p)    actual or asserted (by any Loan Party or any Affiliate thereof) invalidity or impairment of this Agreement or any related DIP Loan Document (including the failure of any DIP Lien to remain perfected);
(q)    non-compliance by any Loan Party with the terms of the Settlement Agreement, the DIP Order, the Settlement Order, the Disclosure Statement Order, the Confirmation Order, the Dismissal Order, or any other order entered in the Chapter 11 Cases;
(r)    non-compliance by any Loan Party or their Affiliates with the terms of the Settlement Agreement or the Settlement Order;
(s)    any Loan Party files, amends or modifies, or files a pleading seeking approval of, any order or document approved in the Chapter 11 Cases in a manner that is inconsistent with the DIP Lender’s consent and approval rights under this Agreement and the other DIP Loan Documents;
(t)    the DIP Borrower or any of the other Loan Parties ceases or threatens to cease to carry on business in the ordinary course as it is carried on as of the date hereof, except where such cessation is consented to in writing by the DIP Lender;
(u)    revocation or cancellation of the Servicing Agreement, Account Control Agreement or Fee Letter by any of the counterparties thereto;
(v)    the Bankruptcy Court enters an order or orders (i) to sell, transfer, lease, exchange, alienate or otherwise dispose of any DIP Collateral pursuant to Section 363 of the Bankruptcy Code or otherwise other than as provided for in the DIP Budget, the Settlement Agreement, the Settlement Order or otherwise with the prior written consent of the DIP Lender, (ii) avoiding or requiring disgorgement by the DIP Lender of any amounts received in respect of the Obligations or (iii) permitting the grant of a Lien on the DIP Collateral other than the Permitted Liens;
(w)    any of the Loan Parties shall take any action in support of any matter set forth in Sections 6(e), (f), (i), (m), (n), (p) or (x) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that not stayed pending appeal;
(x)    any Loan Party shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the DIP Lender or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment;
(y)    the failure of any Milestone to timely occur; or
(z)    the occurrence of any of the following events: (A) a Change in Control with respect to any of the Loan Parties (other than as a result of the Sale Process), (B) the Internal Revenue Service filing notice of a Lien pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, with regard to any assets of any of the Loan Parties or the PBGC indicating its intention to file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Loan Parties in excess of $100,000; provided, however, that in each case the filing of such a notice of Lien shall not be an Event of Default for so long as such filing is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; (C) a Servicer Termination Event which is continuing, but only if the Servicer has not been replaced by a successor servicer appointed pursuant to and in accordance with the terms of the Servicing Agreement. or if such Servicer Termination Event causes a Material Adverse Effect; or (D) any change to the existing withholding tax status of the Loan Parties and/or the Collections, including any Collections becoming subject to withholding tax imposed by applicable authorities in Ireland or the United States prior to or upon being paid to or by the DIP Borrower, or any amounts to be paid by the DIP Borrower to any Lender Party or any Prepetition Lender Party Lender becoming subject to withholding tax imposed by applicable authorities in Ireland or the United States.
Upon the occurrence of any Event of Default, (i) the DIP Lender may (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Bankruptcy Court), subject to the terms, conditions and provisions of the DIP Order, by notice to the DIP Borrower, the Prepetition Agent and the U.S. Trustee, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and/or, by notice to the DIP Borrower, declare its DIP Loans hereunder, with accrued interest thereon, and all other Obligations owed to it under this Agreement and the other DIP Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or (ii) within three (3) Business Days of delivery of a notice of such Event of Default to the DIP Borrower, the DIP Lender shall be entitled to a hearing before the Bankruptcy Court for entry of an order by the Bankruptcy Court determining that an Event of Default has occurred (a “Breach Order”) and, if a Breach Order is entered, the Loan Parties shall immediately commence the Sale Process consistent with the Settlement Agreement and the Settlement Order; provided that no Loan Party (nor any of the Loan Parties’ Affiliates) may oppose such request for an expedited hearing of a Breach Order or the commencement of the Sale Process upon the entry of a Breach Order; provided, further, that the foregoing right of the DIP Lender to seek entry of a Breach Order shall be without prejudice to (A) the ability of the DIP Lender to request a temporary restraining order pending a hearing on entry of a Breach Order or (B) any other rights or remedies the DIP Lender may have, including the right to seek relief from the automatic stay of Section 362 under the Bankruptcy Code. Except as expressly provided above in this Section 6, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
Further, upon the occurrence and during the continuance of any Event of Default and subject to the terms of the DIP Order, the DIP Lender, may (i) exercise all of its rights and remedies set forth in any of the DIP Loan Documents and the DIP Order, in addition to all rights and remedies allowed under any applicable law, including the UCC, and (ii) revoke the rights of the DIP Borrower and the other Loan Parties to use Cash Collateral in which the DIP Lender has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.
Section 2.    Application of Proceeds. Subject to the DIP Order, all or any part of proceeds constituting DIP Collateral or the proceeds thereof shall be applied in the following order:
First, to pay the incurred and unpaid fees, costs and expenses of the DIP Lender and the DIP Agent required to be reimbursed under the DIP Loan Documents;
Second, to the DIP Lender to pay accrued and unpaid interest on the DIP Loans;
Third, to the DIP Lender to pay all outstanding principal amounts in respect of the DIP Loans;
Fourth, to the DIP Agent or the DIP Lender in payment of any remaining Obligations;
Fifth, any balance remaining after the Obligations shall have been paid in full, in payment to the Prepetition Lender Parties, or to whomever may be lawfully entitled; and
Sixth, in payment to the DIP Borrower.
Section 3.    Miscellaneous.
(a)    Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the DIP Borrower shall reimburse the DIP Lender and DIP Agent for (i) all reasonable out-of-pocket costs and expenses in connection with the preparation of the DIP Loan Documents, the DIP Order and any consents, amendments, waivers or other modifications thereto and in connection with the consummation and administration of the transactions contemplated hereby and thereby and in connection with the Chapter 11 Cases; (ii) all reasonable out-of-pocket fees, expenses and disbursements of counsel to the DIP Lender and the DIP Agent in connection with the negotiation, preparation, execution and administration of the DIP Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by DIP Borrower and in connection with the consummation and administration of the transactions contemplated hereby and thereby and in connection with the Chapter 11 Cases; (iii) all reasonable out-of-pocket costs and expenses in connection with the custody or preservation of any of the DIP Collateral; and (iv) all reasonable out-of-pocket costs and expenses, including attorneys’ fees and costs of settlement, incurred by the DIP Lender and the DIP Agent in enforcing any Obligations of or in collecting any payments due from the DIP Borrower or the other Loan Parties hereunder or under the other DIP Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the DIP Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to the Chapter 11 Cases, or any other insolvency proceedings or any attempt to enforce any rights or remedies of the DIP Lender or DIP Agent against the DIP Borrower or any other Person that may be obligated thereto by virtue of being a party to any of the DIP Loan Documents, in each case, without the need to file any applications with the Bankruptcy Court and subject to the limitations set forth in the DIP Order.
(b)    Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the DIP Borrower agrees, jointly and severally with the other Loan Parties, to indemnify, pay and hold the DIP Lender, the DIP Agent, and the shareholders, officers, directors, employees and agents thereof (each, an “Indemnified Party”), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, attorneys’ fees and costs (including, without limitation, the estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the other DIP Loan Documents or any use of proceeds hereunder or the Chapter 11 Cases or any transactions contemplated hereby or thereby, or any claim, demand, action or cause of action being asserted against the DIP Borrower or any other Loan Party (collectively, the “Indemnified Liabilities”); provided that the DIP Borrower shall have no obligation hereunder with respect to Indemnified Liabilities with respect to a particular Indemnified Party arising from the gross negligence or willful misconduct of any such Indemnified Party. This covenant shall survive termination of this Agreement and payment of the outstanding DIP Loans.
(c)    Withholding Taxes and Other Deductions. Payments by the DIP Borrower or any other Loan Party hereunder or under any other related DIP Loan Documents shall be made free and clear of and without reduction for or on account of any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind or nature whatsoever or any interest or penalties payable with respect thereto now or in the future imposed, levied, collected, withheld or assessed by any country or political subdivision of a country (collectively, “Taxes”); provided, however, that if any Taxes are required by applicable law to be withheld (“Withholding Taxes”) from any amount payable to the DIP Lender or the DIP Agent, the amounts so payable to the DIP Lender or the DIP Agent shall be increased to the extent necessary to yield to the DIP Lender or the DIP Agent, as the case may be, on a net basis after the payment of all Withholding Taxes the amount payable under this Agreement or any other related DIP Loan Documents at the rate provided herein or therein and the DIP Borrower and the other Loan Parties shall provide evidence reasonably satisfactory to the DIP Lender or the DIP Agent, as the case may be, that the applicable Taxes have been withheld and remitted.
(d)    Assignments and Participations. Neither the DIP Borrower nor any Guarantor may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the DIP Lender (and any attempted assignment or transfer without such consent shall be null and void). The DIP Lender may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of the obligations of the DIP Borrower outstanding under the DIP Loan Documents; provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; provided, further, that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement, the Settlement Agreement and the Settlement Order.  The DIP Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Loan Parties or any of their respective subsidiaries. The parties agree that the DIP Agent and the DIP Lender shall be permitted to make technical fixes to this Agreement to accommodate any such assignment or transfer.
(e)    Amendments. None of the DIP Loan Documents nor any terms thereof may be changed, discharged or terminated unless such change, discharge or termination is in writing signed by the Loan Parties, the DIP Agent, and the DIP Lender. None of the provisions of any DIP Loan Document may be waived unless such waiver is in writing signed by the DIP Agent and the DIP Lender.
(f)    Entire Agreement; Conflict. This Agreement currently constitutes the entire agreement between the parties relating to the subject matter hereof and is binding on the parties in accordance with its terms. To the extent that there is any inconsistency between this Agreement and any of the other related DIP Loan Documents once executed, this Agreement shall govern unless such other document specifically states otherwise; provided that, to the extent that there is any inconsistency between this Agreement and the DIP Order, the DIP Order shall govern.
(g)    Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the DIP Borrower, the other Loan Parties, the DIP Agent, and the DIP Lender and thereafter shall be binding upon and inure to the benefit of the DIP Borrower, the other Loan Parties, the DIP Agent, the DIP Lender and their respective permitted successors and assigns.  THIS AGREEMENT, THE OTHER DIP LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(h)    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER DIP LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.
(i)    Consent to Jurisdiction; Venue. All judicial proceedings brought against any party hereto with respect to this Agreement and the other DIP Loan Documents shall be brought in the Bankruptcy Court or, upon the dismissal or other resolution of the Chapter 11 Cases, in any state or federal court of competent jurisdiction in the State of New York, and by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the Bankruptcy Court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this clause (i).
(j)    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of an original counterpart of this Agreement.
(k)    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
(l)    PATRIOT Act. Each of the DIP Lender and DIP Agent are subject to the USA PATRIOT Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and hereby notifies the DIP Borrower and the other Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the DIP Borrower and the other Loan Parties and other information that will allow the DIP Lender and the DIP Agent to identify the DIP Borrower and the other Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the DIP Lender and the DIP Agent.
(m)    Tax Representation. Each Lender Party hereby represents and warrants to the Loan Parties that it is a company that is incorporated in the United States and taxed in the United States on its worldwide income and, subject to the Settlement Agreement being in full force and effect, interest is not paid to it hereunder in connection with a trade or business which is carried on by it in Ireland through a branch or agency.
(n)    Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
(o)    Limitation on Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER DIP LOAN DOCUMENTS: (I) NONE OF THE DIP AGENT, THE DIP LENDER OR ANY INDEMNIFIED PARTY SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER DIP LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, THE DIP LOANS, OR OTHERWISE IN CONNECTION WITH THE FOREGOING; (II) WITHOUT LIMITING THE FOREGOING, NONE OF THE DIP AGENT, THE DIP LENDER OR ANY INDEMNIFIED PARTY SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DIP LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY; (III) NONE OF THE DIP AGENT, THE DIP LENDER OR ANY INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES, FOR DAMAGES OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DIP LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY UNTIL THE CLOSING DATE HAS OCCURRED; AND (IV) IN NO EVENT SHALL THE DIP LENDER’S LIABILITY TO THE LOAN PARTIES FOR FAILURE TO FUND ANY DIP LOAN EXCEED ACTUAL DIRECT DAMAGES INCURRED BY THE LOAN PARTIES OF UP TO $15,000,000 IN THE AGGREGATE.
(p)    Notice. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands, and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(i)	If to the Lender Parties, to:
LNV Corporation
c/o CLMG Corp.
6000 Legacy Drive
Plano, TX 75204
Attention: James Erwin; Rob Ackermann
jerwin@clmgcorp.com; rackermann@clmgcorp.com
with a copy to:
Thomas E. Lauria
White & Case LLP
Southeast Financial Center
200 S. Biscayne Boulevard, Suite 4900
Miami, FL 33131
tlauria@whitecase.com
-and-
David M. Turetsky
Andrew T. Zatz
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
dturetsky@whitecase.com
azatz@whitecase.com

(ii)	If to the Loan Parties, to:
White Eagle Asset Portfolio, LP
One Lane Hill, East Broadway
Hamilton HM19
Bermuda
Tel: + 1 (441) 295 1078
Fax: + 1 (441) 292 3623
whiteeagle@lamington.ie
with a copy to:
Emergent Capital, Inc.
5355 Town Center Rd #701
Boca Raton, FL 33486
Attention: Miriam Martinez
mmartinez@emergentcapital.com
-and-
Richard M. Pachulski
Maxim B. Litvak
Pachulski Stang Ziehl & Jones LLP
919 North Market Street
P.O. Box 8705
Wilmington, DE 19899-8705
rpachulski@pszjlaw.com
mlitvak@pszjlaw.com
Section 4.    Guarantee.
(a)    The Guarantee. Each of the Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to the DIP Lender and the DIP Agent and each of their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after the Petition Date) on the DIP Loans made by the DIP Lender to the DIP Borrower, and all other Obligations and/or liabilities from time to time owing to the DIP Lender and the DIP Agent by any Loan Party hereunder or under any other related DIP Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the DIP Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
(b)    Obligations Unconditional. The obligations of the Guarantors under Section 9(a) shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law (subject to entry of the DIP Order by the Bankruptcy Court), are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the DIP Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)
at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)	any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)
the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect (included any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), or any right under this Agreement or any other agreement or instruments related hereto or referred to herein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)	any Lien or security interest granted to, or in favor of, the DIP Agent for the benefit of the DIP Lender as security for any of the Guaranteed Obligations shall fail to be perfected;

(v)	the release of any other Guarantor; or

(vi)	taking of any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this guaranty.
Except as cannot be waived under applicable law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the DIP Lender or the DIP Agent exhaust any right, power or remedy or proceed against the DIP Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the DIP Lender or the DIP Agent upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the DIP Borrower and the DIP Lender or the DIP Agent shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by DIP Lender or the DIP Agent, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the DIP Lender, the DIP Agent or any other Person at any time of any right or remedy against the DIP Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the DIP Lender and the DIP Agent, and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
(c)    Reinstatement. The obligations of the Guarantors under this Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the DIP Borrower or another Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify the DIP Lender and the DIP Agent on demand for all costs and expenses (including fees of counsel) incurred by the DIP Lender or the DIP Agent in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of the DIP Lender or the DIP Agent, as the case may be.
(d)    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the DIP Lender under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9(a), whether by subrogation or otherwise, against the DIP Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any indebtedness of any Loan Party permitted pursuant to Section 5(e)(iv) shall be subordinated to such Loan Party’s Guaranteed Obligations in form and substance reasonably satisfactory to the DIP Lender.
(e)    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, the DIP Agent and the DIP Lender, the Obligations of the DIP Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 6 for purposes of Section 9(a), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the DIP Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the DIP Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9(a).
(f)    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 9 constitutes an instrument for the payment of money, and consents and agrees that the DIP Lender and the DIP Agent, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
(g)    Continuing Guarantee. The guarantee in this Section 9 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
(h)    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9(a), then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Persons, be automatically limited and reduced to the highest amount after giving effect to the rights of contribution established in Section 9(i).
(i)    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9(d). The provisions of this Section 9(i) shall in no respect limit the obligations and liabilities of any Guarantor to the DIP Lender, and each Guarantor shall remain liable to the DIP Lender and the DIP Agent for the full amount guaranteed by such Guarantor hereunder.
(j)    Payments. All payments made by the Guarantors pursuant to this Section 9 shall be made in U.S. Dollars and will be made without setoff, counterclaim or other defense and shall be subject to the provisions of Section 8(c).
Section 5.    The DIP Agent.
(a)    Authorization and Action.

(i)
The DIP Lender hereby designates and appoints CLMG as DIP Agent under this Agreement and the other DIP Loan Documents and authorizes CLMG, in the capacity of DIP Agent, to (i) execute, deliver and perform the obligations, if any, of the DIP Lender, as applicable under this Agreement and each other DIP Loan Document and (ii) take such action on its behalf under the provisions of this Agreement and the other DIP Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the DIP Agent by the terms of this Agreement and the other DIP Loan Documents, together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by the DIP Loan Documents (including, without limitation, enforcement of the Obligations or collection of the Obligations owing under the DIP Loan Documents), the DIP Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the DIP Lender, and such instructions shall be binding upon the DIP Lender; provided, however, that the DIP Agent shall not be required to take any action that exposes the DIP Agent to personal liability or that is contrary to this Agreement or applicable law.

(ii)
The DIP Agent may execute any of its duties under this Agreement or any other DIP Loan Document (including for purposes of holding or enforcing any Lien on the DIP Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The DIP Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 10(a)(ii) in the absence of the DIP Agent’s gross negligence or willful misconduct.

(b)    DIP Agent’s Reliance, Etc. Neither the DIP Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the DIP Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the DIP Agent: (i) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the DIP Lender and shall not be responsible to the DIP Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the DIP Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any DIP Loan Document on the part of any Loan Party or the existence at any time of any Default under the DIP Loan Documents or to inspect the property (including the books and records) of any Loan Party; (iv) shall not be responsible to the DIP Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any DIP Loan Document or any other instrument or document furnished pursuant thereto; and (v) shall incur no liability under or in respect of any DIP Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
(c)    Agents and Affiliates. With respect to its Commitments, the DIP Loans made by it and any notes issued to it, the DIP Agent and its Affiliates shall have the same rights and powers under the DIP Loan Documents as the DIP Lender and may exercise the same as though it was not an agent or an Affiliate of an agent. The DIP Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its subsidiaries and any Person that may do business with or own securities of any Loan Party or any such subsidiary, all as if the DIP Agent was not an agent and without any duty to account therefor to the DIP Lender. The DIP Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its subsidiaries to the extent such information was obtained or received in any capacity other than as DIP Agent.
(d)    Lender Credit Decision. The DIP Lender acknowledges that it has, independently and without reliance upon the DIP Agent and based on documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The DIP Lender also acknowledges that it will, independently and without reliance upon the DIP Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
(e)    Indemnification.

(i)
The DIP Lender agrees to indemnify the DIP Agent (to the extent not promptly reimbursed by the Loan Parties and without limiting its obligation to do so) from and against the DIP Lender’s liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the DIP Agent in any way relating to or arising out of the DIP Loan Documents or any action taken or omitted by the DIP Agent under the DIP Loan Documents (collectively, the “Indemnified Costs”); provided, however, that the DIP Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the DIP Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, the DIP Lender agrees to reimburse the DIP Agent promptly upon demand for any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Loan Parties under Section 8(a), to the extent that the DIP Agent is not promptly reimbursed for such costs and expenses by the Loan Parties. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 10(e) applies whether any such investigation, litigation or proceeding is brought by the DIP Lender or any other Person. The DIP Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all amounts it receives pursuant to the DIP Loan Documents to or for the credit or the account of the DIP Lender against any and all obligations of the DIP Lender to the DIP Agent now or hereafter existing under this Section 10(e); provided that the foregoing sentence shall only apply if the DIP Lender fails to promptly pay such obligation following the DIP Agent’s written request for payment; provided further that any obligation a DIP Lender fails to promptly pay following the DIP Agent’s written request for payment shall bear interest at the same rate as Default Rate and the DIP Agent is authorized to set off against any such accrued interest in the manner described above.

(ii)
Without prejudice to the survival of any other agreement of the DIP Lender hereunder, the agreement and obligations of the DIP Lender contained in this Section 10(e) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other DIP Loan Documents.

(f)    Successor DIP Agent. The DIP Agent may resign at any time by giving 15 days’ written notice thereof to the DIP Lender and the DIP Borrower and may be removed at any time with or without cause by the DIP Lender. Upon any such resignation or removal, the DIP Lender shall have the right, with (so long as no Event of Default has occurred and is continuing) the consent of the DIP Borrower (not to be unreasonably withheld or delayed), to appoint a successor DIP Agent. If no successor DIP Agent shall have been so appointed by the DIP Lender, and shall have accepted such appointment, within 30 days after the retiring DIP Agent’s giving of notice of resignation or the DIP Lender’s removal of the retiring DIP Agent, then the retiring DIP Agent may, on behalf of the DIP Lender, appoint a successor DIP Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as DIP Agent hereunder by a successor DIP Agent, such successor DIP Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring DIP Agent, and the retiring DIP Agent shall be discharged from its duties and obligations under the DIP Loan Documents. If within 45 days after written notice is given of the retiring DIP Agent’s resignation or removal under this Section 10(f) no successor DIP Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring DIP Agent’s resignation or removal shall become effective, (ii) the retiring DIP Agent shall thereupon be discharged from its duties and obligations under the DIP Loan Documents and (iii) the DIP Lender shall thereafter perform all duties of the retiring DIP Agent under the DIP Loan Documents until such time, if any, as the DIP Lender appoints a successor DIP Agent as provided above. After any retiring DIP Agent’s resignation or removal hereunder as DIP Agent shall have become effective, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was DIP Agent.
[Intentionally left blank]

(g)
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date and year first written above.

WHITE EAGLE ASSET PORTFOLIO, LP, as the DIP Borrower

White Eagle General Partner, LLC, its General Partner
By:	/s/ Miriam Martinez
Name:	Miriam Martinez
Title:	SVP & CFO

WHITE EAGLE GENERAL PARTNER, LLC, as a Guarantor
By:	/s/ Miriam Martinez
Name:	Miriam Martinez
Title:	SVP & CFO

LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY, as a Guarantor
By:	/s/ David M. Thompson
Name:	David M. Thompson
Title:	Director

LNV CORPORATION, as DIP Lender
By:	/s/ Jacob Cherner
Name:	Name: Jacob Cherner
Title:	Title: Executive Vice President

CLMG CORP., as DIP Agent
By:	/s/ James Erwin
Name:	Name: James Erwin
Title:	Title: President